Exhibit 3.2

EQUITY LIFESTYLE PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

54,461 SHARES

6.75% SERIES C CUMULATIVE REDEEMABLE PERPETUAL

PREFERRED STOCK

EQUITY LIFESTYLE PROPERTIES, INC. (the “Company”), a Maryland corporation formerly known as MANUFACTURED HOME COMMUNITIES, INC., hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article V of the Articles of Amendment and Restatement of the Company filed with the Department on May 15, 2007 (the “Charter”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company (the “Board of Directors”), by resolutions duly adopted on August 7, 2012, has authorized the re-classification of 5,446,040 outstanding shares of 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) upon the exchange of such Series A Preferred Stock, as 54,461 shares of authorized but unissued Preferred Stock, par value $.01 per share (“Preferred Stock”), as a separate series of Preferred Stock, authorized the issuance of a maximum of 54,461 shares of such series of Preferred Stock, set certain of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and conversion and other terms and conditions of such series of Preferred Stock and determined the number of shares of such series of Preferred Stock (not in excess of the aforesaid maximum number) to be issued and the consideration and other terms and conditions upon which such shares of such series of Preferred Stock are to be issued.

SECOND: The Board of Directors has unanimously adopted resolutions designating the aforesaid series of Preferred Stock, when issued upon the exchange of the Series A Preferred Stock, as the “6.75% Series C Cumulative Redeemable Perpetual Preferred Stock,” approving the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, terms and conditions of redemption and conversion and other terms and conditions of such 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock and authorizing the issuance of up to 54,461 shares of the 6.75% Series C Cumulative Redeemable Perpetual Preferred Stock.

THIRD: The series of Preferred Stock of the Company created by the resolutions duly adopted by the Board of Directors and referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends and other distributions, qualifications, terms and conditions of redemption and conversion and other terms and conditions:

Section 1. Designation and Number. A series of Preferred Stock, designated the “6.75% Series C Cumulative Redeemable Perpetual Preferred Stock” (the “Series C Preferred Stock”) is hereby established. The number of shares of Series C Preferred Stock shall be 54,461.

Section 2. Rank. The Series C Preferred Stock will, with respect to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank senior to all classes or series of Common Stock (as defined in the Charter) and to all classes or series of equity securities of the Company now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Company expressly designated as ranking on a parity with, or senior to, the Series C Preferred Stock as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company. For purposes of these Articles Supplementary, the term “Parity Preferred Stock” shall be used to refer to any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on a parity with Series C Preferred Stock with respect to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 3. Distributions. Payment of Distributions. Subject to the rights of holders of Parity Preferred Stock as to the payment of distributions and holders of preferred stock ranking senior to the Series C Preferred Stock as to payment of distributions, holders of Series C Preferred Stock will be entitled to receive, when, as and if declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 6.75% of the $2,500.00 liquidation preference per share of Series C Preferred Stock. All distributions shall be cumulative, shall accumulate from the original date of issuance and shall be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2012 and (ii) in the event of a redemption, on the redemption date (each such payment or redemption date, a “Preferred Stock Distribution Payment Date”). The amount of the distribution payable for any period will be computed based on the ratio of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a period to ninety (90) days. If any date on which distributions are to be made on the Series C Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series C Preferred Stock will be made to the holders of record of the Series C Preferred Stock on the relevant record dates, which, unless otherwise provided by the Company with respect to any distribution, will be fifteen (15) Business Days prior to the relevant Preferred Stock Distribution Payment Date (each a “Distribution Record Date”).

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(a) Limitations on Distributions. No distributions on the Series C Preferred Stock shall be declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(b) Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series C Preferred Stock will accumulate whether or not declared, whether or not the terms and provisions set forth herein at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accumulated but unpaid distributions on the Series C Preferred Stock will accumulate from the original date of issuance or the last Preferred Stock Distribution Payment Date on which all accumulated distributions were paid. Accumulated and unpaid distributions will not bear interest.

(c) Priority as to Distributions. So long as any Series C Preferred Stock is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock or any class or series of other stock of the Company ranking junior to the Series C Preferred Stock as to the payment of distributions or rights upon voluntary or involuntary, liquidation, dissolution or winding up (such Common Stock or other junior stock, collectively, “Junior Stock”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Junior Stock, unless, in each case, all distributions accumulated on all Series C Preferred Stock and all classes and series of outstanding Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) have been paid in full (or a sum sufficient for such full payment is irrevocably deposited in trust for immediate payment). The foregoing sentence will not prohibit (i) distributions payable solely in Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into stock of the Company ranking junior to the Series C Preferred Stock as to distributions and upon liquidation, dissolution or winding up, (iii) purchase by the Company of the Series C Preferred Stock, Parity Preferred Stock or Junior Stock pursuant to Article VII of the Charter, in each case, to the extent required to preserve the Company’s status as a real estate investment trust (“REIT”), (iv) redeeming, purchasing or otherwise acquiring any Parity Preferred Stock, in each case, to the extent required to preserve the Company’s status as a REIT, (v) any distributions by the Company necessary for it to maintain its status as a REIT under the Internal Revenue Code of 1986, as amended (“Code”), or (vi) the purchase, redemption or other acquisition of Junior Stock made for purposes of, and in compliance with, requirements of an employee incentive or benefit plan of the Company or any subsidiary of MHC Operating Limited Partnership (“Partnership”) or the Company.

So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series C Preferred Stock, all distributions authorized and declared on the Series C Preferred Stock and all classes or series of outstanding Parity Preferred Stock shall be authorized and declared so that the amount of distributions authorized and declared per share of Series C Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated distributions per share on the Series C Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other. Except as set forth in the preceding sentence, unless distributions on the Series C Preferred Stock equal to the full amount of accrued and unpaid distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the Company and no other distribution of cash or other property may be declared or made, directly or indirectly, by the Company with respect to any Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights).

(d) No Further Rights. Holders of Series C Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

Section 4. Liquidation Preference. (a) Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company and subject to holders of preferred stock ranking senior to the Series C Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Company, but before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of stock of the Company that ranks junior to the Series C Preferred Stock as to rights upon liquidation, dissolution or winding up of the Company, an amount equal to the sum of (i) a liquidation preference of $2,500.00 per share of Series C Preferred Stock, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series C Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding up of the Company, all payments of liquidating distributions on the Series C Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series C Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series C Preferred Stock and such Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding up of the Company bear to each other.

(b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

(c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Company.

(d) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Company with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Company) shall not be deemed to constitute a liquidation, dissolution, or winding up of the Company.

Section 5. Optional Redemption.

(a) Right of Optional Redemption. Except as set forth in Section 6 below, the Series C Preferred Stock shall not be redeemable by the Company prior to September 7, 2017. On or after September 7, 2017, the Company, at its option, may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time at a redemption price (the “Redemption Price”), payable in cash, equal to $2,500.00 per share of Series C Preferred Stock plus accumulated and unpaid distributions, whether or not declared, to, but not including, the date of redemption (the “Redemption Right”). Each date fixed for redemption pursuant to this paragraph is called a “Redemption Date.” In the event of a redemption of Series C Preferred Stock, if the Redemption Date occurs after a Distribution Record Date and on or prior to the related Preferred Stock Distribution Payment Date, the distribution payable on such Preferred Stock Distribution Payment Date in respect of such shares of stock called for redemption shall be payable on such Distribution Payment Date to the holders of record at the close of business on such Distribution Record Date and shall not be payable as part of the Redemption Price for such shares.

If the Company exercises its Redemption Right after the occurrence of a Change of Control Triggering Event (as defined below) and prior to the close of business on the Change of Control Conversion Date (as defined below), holders of Series C Preferred Stock will not have the conversion rights described in Section 7 hereof with respect to the shares of Series C Preferred Stock to be redeemed. If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the shares of Series C Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares), subject to any applicable conventions of The Depository Trust Company (“DTC”) for redemption of book-entry securities. Further, in order to ensure that the Company remains a qualified REIT for federal income tax purposes, the Series C Preferred Stock will also be subject to the provisions of Article VII of the Charter.

(b) Limitation on Optional Redemption. The Company may not redeem fewer than all of the outstanding shares of Series C Preferred Stock and Parity Preferred Stock unless all accumulated and unpaid distributions have been paid on all outstanding Series C Preferred Stock and Parity Preferred Stock for all quarterly distribution periods terminating on or prior to the Redemption Date; provided, however, that the foregoing shall not prevent (i) the purchase or acquisition of Series C Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all Series C Preferred Stock and Parity Preferred Stock, as the case may be, which offer may be accepted by such holders in such holders’ sole discretion or (ii) the purchase, redemption or other acquisition by the Company of Series C Preferred Stock to the extent required to preserve the Company’s status as a REIT.

(c) Procedures for Optional Redemption. Notice of redemption will be (i) faxed, and (ii) mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series C Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the Redemption Date, (ii) the Redemption Price, (iii) the number of shares of Series C Preferred Stock to be redeemed, (iv) the place or places where such shares of Series C Preferred Stock are to be surrendered for payment of the Redemption Price, (v) that distributions on the Series C Preferred Stock to be redeemed will cease to accumulate on such Redemption Date and (vi) that payment of the Redemption Price (including any accumulated and unpaid distributions) will be made upon presentation and surrender of such Series C Preferred Stock. If fewer than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.

If the Company gives a notice of redemption in respect of Series C Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the Redemption Date, the Company will deposit irrevocably in trust for the benefit of the Series C Preferred Stock being redeemed funds sufficient to pay the applicable Redemption Price, including any accumulated and unpaid distributions, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such Redemption Price and any accumulated and unpaid distributions, whether or not declared, if any, on such shares to the holders of the Series C Preferred Stock upon surrender of the Series C Preferred Stock by such holders at the place designated in the notice of redemption. If fewer than all of the Series C Preferred Stock evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series C Preferred Stock, evidencing the unredeemed Series C Preferred Stock without cost to the holder thereof. On and after the Redemption Date, distributions will cease to accumulate on the Series C Preferred Stock or portions thereof called for redemption, unless the Company defaults in the payment thereof. If any date fixed for redemption of Series C Preferred Stock is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price (including any accumulated and unpaid distributions) in respect of the Series C Preferred Stock is improperly withheld or otherwise not paid by the Company, distributions on such Series C Preferred Stock will continue to accumulate from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price (including any accumulated and unpaid distributions).

(d) Status of Redeemed Stock. Any Series C Preferred Stock that shall at any time have been redeemed shall, after such optional redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.

Section 6. Special Optional Redemption Right. Upon the occurrence of a Change of Control Triggering Event (as defined below), the Company will have the option to redeem the Series C Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control Triggering Event occurred, for cash at $2,500.00 per share plus accrued and unpaid distributions, if any, to, but not including, the Redemption Date (the “Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of Series C Preferred Stock except as to the holder to whom notice was defective or not given. If the Company exercises its Special Optional Redemption Right after the occurrence of a Change of Control Triggering Event and prior to the close of business on the Change of Control Conversion Date, holders of Series C Preferred Stock will not have the conversion rights described in Section 7 hereof with respect to the shares of Series C Preferred Stock to be redeemed.

(a) Procedures for Special Optional Redemption. Notice of redemption will be (i) faxed, and (ii) mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series C Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series C Preferred Stock to be redeemed; (iv) the place or places where such shares of Series C Preferred Stock are to be surrendered for payment of the Redemption Price; (v) that the shares of Series C Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control Triggering Event and a brief description of the transaction or transactions constituting such Change of Control Triggering Event; (vi) that holders of Series C Preferred Stock to which the notice relates will not be able to tender such Series C Preferred Stock for conversion in connection with the Change of Control Triggering Event and each share of Series C Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related Redemption Date instead of converted on the Change of Control Conversion Date; (vii) that distributions on the Series C Preferred Stock to be redeemed will cease to accumulate on such Redemption Date; and

(viii) that payment of the Redemption Price (including any accumulated and unpaid distributions) will be made upon presentation and surrender of such Series C Preferred Stock. If fewer than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.

If fewer than all of the outstanding Series C Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares shall be redeemed pro rata in proportion to the numbers of shares of Series C Preferred Stock held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Directors may determine. If fewer than all of the shares of Series C Preferred Stock represented by any certificate (which may include a global certificate) are redeemed, then a new certificate (including, if appropriate, a new global certificate) representing the unredeemed Series C Preferred Stock shall be issued without cost to the holders thereof. If such redemption is to be by lot and, as a result of such redemption, any holder of Series C Preferred Stock would become a holder of a number of shares of Series C Preferred Stock in excess of the Existing Holder Limit (as defined in the Charter) because such holder’s shares of Series C Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter of the Company, the Company will redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will hold in excess of the Existing Holder Limit subsequent to such redemption.

Immediately prior to any redemption of shares of Series C Preferred Stock pursuant to the Special Optional Redemption Right, the Company shall pay, in cash, any accrued and unpaid distributions to, but not including, the Redemption Date, unless a Redemption Date falls after a Distribution Record Date and prior to the corresponding Preferred Stock Distribution Payment Date, in which case each holder of shares of Series C Preferred Stock at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Preferred Stock Distribution Payment Date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of such shares before such Distribution Payment Date or the Company’s default in the payment of the distribution due. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series C Preferred Stock for which a notice of redemption has been given.

If the Company shall so require and the notice shall so state, on or after the Redemption Date, each holder of shares of Series C Preferred Stock to be redeemed shall present and surrender the certificates evidencing such Series C Preferred Stock, to the extent such shares are certificated, to the Company at the place designated in the notice of redemption and thereupon the Redemption Price of such shares (including all accrued and unpaid distributions to, but not including, the Redemption Date) shall be paid to, or on the order of, the person whose name appears on such certificate evidencing such Series C Preferred Stock as the owner thereof, and each surrendered certificate shall be canceled. If fewer than all the shares evidenced by any such certificate evidencing Series C Preferred Stock are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares. In the event that the Series C Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of DTC and no further action on the part of the holders of such shares shall be required.

From and after the Redemption Date (unless the Company defaults in payment of the Redemption Price), all distributions on the Series C Preferred Stock designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid distributions to, but not including, the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company’s stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to a Redemption Date, may irrevocably deposit the Redemption Price (including accrued and unpaid distributions to, but not including, the Redemption Date) of the Series C Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series C Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) require such holders to surrender the certificates evidencing such shares, to the extent such shares are certificated, at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the Redemption Price (including all accrued and unpaid distributions to, but not including, the Redemption Date). Any monies so deposited which remain unclaimed by the holders of the Series C Preferred Stock to be redeemed at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Company.

(b) Limitations on Special Optional Redemption. The Company may not redeem fewer than all of the outstanding shares of Series C Preferred Stock and Parity Preferred Stock unless all accumulated and unpaid distributions have been paid on all outstanding Series C Preferred Stock and Parity Preferred Stock for all quarterly distribution periods terminating on or prior to the Redemption Date; provided, however, that the foregoing shall not prevent (i) the purchase or acquisition of Series C Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all Series C Preferred Stock and Parity Preferred Stock, as the case may be, which offer may be accepted by such holders in such holders’ sole discretion or (ii) the purchase, redemption or other acquisition by the Company of Series C Preferred Stock to the extent required to preserve the Company’s status as a REIT. In addition, unless full cumulative distributions on all Series C Preferred Stock have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then-current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series C Preferred Stock (except by conversion into or exchange for equity securities of the Company ranking junior to the Series C Preferred Stock as to distributions and upon liquidation; provided, however, that the foregoing shall not prevent any purchase, redemption or other acquisition of Series C Preferred Stock for the purpose of preserving the Company’s qualification as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock).

(c) Status of Redeemed Stock. Any Series C Preferred Stock that shall at any time have been redeemed shall, after such special optional redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.

Section 7. Conversion Rights Upon Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, each holder of shares of Series C Preferred Stock will have the right, subject to exercise of the Company’s Redemption Right or Special Optional Redemption Right, to convert some or all of the shares of Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date into consideration (the “Change of Control Consideration”) based upon the product (the “Calculated Amount”) that results from multiplying such holder’s number of shares of Series C Preferred Stock being so converted by the lesser of:

(A) the quotient obtained by dividing (i) the sum of (x) $2,500.00 plus (y) an amount equal to any accumulated and unpaid distributions on one share of Series C Preferred Stock, whether or not declared, to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series C Preferred Stock distribution and prior to the corresponding Series C Preferred Stock Distribution Payment Date, in which case the amount pursuant to this subclause (i)(y) shall equal $0.00 in respect of such distribution), by (ii) the Common Stock Price (such quotient, the “Conversion Rate”), and

(B) 70.000 (the “Share Cap”).

Each holder of Series C Preferred Stock who chooses to exercise the Change of Control Conversion Right (subject to exercise of the Company’s optional redemption right) will receive Change of Control Consideration comprising a number of shares of Common Stock equal to the Calculated Amount, subject to receipt of Alternative Conversion Consideration (as defined below), to the extent applicable.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a common stock distribution), subdivisions or combinations (in each case, a “Stock Split”) with respect to shares of Common Stock as follows: the adjusted Share Cap as the result of a Stock Split will be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Stock Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent cash amount and/or Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 38,123 shares of Common Stock (or equivalent cash amount and/or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Stock Splits with respect to shares of Common Stock as follows: the adjusted Exchange Cap as the result of a Stock Split will be the number of shares of Common Stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Stock Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

In the case of a Change of Control Triggering Event as a result of which holders of shares of Common Stock are entitled to receive consideration other than solely shares of Common Stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of shares of Series C Preferred Stock will be entitled thereafter to convert (subject to exercise of the Company’s optional redemption right) such shares of Series C Preferred Stock not into shares of Common Stock (or calculated cash equivalent, as applicable) but solely into the kind and amount of Alternative Form Consideration which the holder of shares of Series C Preferred Stock would have owned or been entitled to receive upon the Change of Control Triggering Event if such holder of shares of Series C Preferred Stock held the Change of Control Consideration immediately prior to the effective time of the Change of Control Triggering Event (the “Alternative Conversion Consideration,” and the Change of Control Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control Triggering Event, is referred to as the “Conversion Consideration”).

(b) Procedures for Conversion. If the holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control Triggering Event, the Company will make adequate provisions whereby the holders of shares of Series C Preferred Stock will have a reasonable opportunity to determine the form of consideration into which all of the shares of Series C Preferred Stock, treated as a single class, will be convertible from and after the effective date of the Change of Control Triggering Event. This determination will be based on the weighted average of elections made by the holders of shares of Series C Preferred Stock who participate in the determination, will be subject to any limitations to which all holders of shares of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control Triggering Event, and will be conducted in such a manner as to be completed by the Change of Control Conversion Date.

The Company will not issue fractional shares of Common Stock upon the conversion of the Series C Preferred Stock. Instead, the Company will pay the cash value of such fractional shares. Within fifteen (15) days following the occurrence of a Change of Control Triggering Event, the Company will provide to holders of shares of Series C Preferred Stock a notice of occurrence of the Change of Control Triggering Event that describes the resulting Change of Control Conversion Right and the Company’s right to exercise its optional redemption right. This notice must state: (i) the events constituting the Change of Control Triggering Event; (ii) the date of the Change of Control Triggering Event; (iii) the last date on which the holders of shares of Series C Preferred Stock may exercise their Change of Control Conversion Right; (iv) that the Company may elect to exercise its optional redemption right; (v) the method and period for calculating the Common Stock Price; (vi) the Change of Control Conversion Date, which will be a business day; (vii) the type and amount of Conversion Consideration (and/or the type and amount of Alternative Conversion Consideration) entitled to be received per share of Series C Preferred Stock; (viii) the name and address of the paying agent and the conversion agent and (ix) the procedures that the holders of shares of Series C Preferred Stock must follow to exercise their Change of Control Conversion Right.

The Company will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on its website, in any event prior to the opening of business on the first Business Day following any date on which it provides the notice described above to the holders of shares of Series C Preferred Stock. To exercise their Change of Control Conversion Right, holders of shares of Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing shares of Series C Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series C Preferred Stock to be converted into Conversion Consideration; and (iii) that the shares of Series C Preferred Stock are to be converted into Conversion Consideration pursuant to the applicable provisions of the shares of Series C Preferred Stock.

Holders of shares of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series C Preferred Stock; (ii) if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and (iii) the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC. Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless the Company has elected or elects to redeem such shares of Series C Preferred Stock by exercising its Redemption Right or Special Optional Redemption Right (by sending the required notice of redemption) prior to the close of business on the Change of Control Conversion Date. If the Company elects to redeem shares of Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive $2,500.00 per share, plus any accumulated and unpaid distributions thereon, whether or not declared, to, but not including, the Redemption Date.

In connection with the exercise of any Change of Control Conversion Right, the Company will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series C Preferred Stock into shares of Common

Stock. Notwithstanding any other provision of shares of Series C Preferred Stock, no holder of shares of Series C Preferred Stock will be entitled to convert such shares of Series C Preferred Stock for shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to exceed the share ownership limits contained in the Charter and these Articles Supplementary.

Subject to the other restrictions on ownership and transfer set forth in the Charter, the Board of Directors will exempt (prospectively or retroactively) a person from the Series C Preferred Stock ownership limit if the ownership of shares of Series C Preferred Stock in excess of such limit is solely the result of a conversion of some shares of Series C Preferred Stock to shares of Common Stock pursuant to the Change of Control Conversion Right and would not prevent the Company from preserving its status as a REIT.

(c) For purposes of this Section 7, the “Change of Control Conversion Date” will be a Business Day that is no less than twenty (20) days nor more than thirty-five (35) days after the date on which the Company provides to holders of shares of Series C Preferred Stock a notice of occurrence of the Change of Control Triggering Event.

(d) For purposes of this Section 7, a “Change of Control Triggering Event” will be deemed to have occurred at such time after the original issuance of the shares of Series C Preferred Stock when the following has occurred: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company entitling that person to exercise more than 50% of the total voting power of all shares of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities listed on the New York Stock Exchange (“NYSE”), NYSE Amex Equities (“NYSE Amex”) or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE Amex or NASDAQ.

(e) For purposes of this Section 7, the “Common Stock Price” will be (i) if the consideration to be received in the Change of Control Triggering Event by holders of shares of the Company’s Common Stock is solely cash, the amount of cash consideration per share of Common Stock being paid to holders of shares of the Company’s Common Stock in connection with the Change of Control Triggering Event, and (ii) if the consideration to be received in the Change of Control Triggering Event by holders of shares of the Company’s Common Stock is other than solely cash, the average of the closing price per share of Common Stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control Triggering Event.

Section 8. Voting Rights. General. Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below.

(a) Right to Elect Directors. If at any time full distributions shall not have been timely made on any Series C Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive (a “Preferred Distribution Default”), the holders of such Series C Preferred Stock, voting together as a single class with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to serve on the Board of Directors (the “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 33% of the outstanding shares of Series C Preferred Stock or any such class or series of Parity Preferred Stock or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such accumulated distributions in arrears and distributions for the current quarterly period on the Series C Preferred Stock and each such class or series of Parity Preferred Stock have been paid in full.

(i) At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 33% of the outstanding shares of Series C Preferred Stock, a special meeting of the holders of Series C Preferred Stock and all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the “Parity Securities”) by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten (10) and not more than forty-five (45) days after the date such notice is given. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to classes or series will be entitled to elect two directors on the basis of one vote per $2,500.00 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid distributions) and not cumulatively. The holder or holders of one-third of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series C Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of a majority of the Parity Securities then outstanding present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Stock Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series C Preferred Stock that would have been entitled to vote at such special meeting.

(ii) If and when all accumulated distributions in arrears and the distributions for the then current distribution period on the Series C Preferred Stock shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series C Preferred Stock shall be divested of the voting rights set forth in this Section 8(a) (subject to revesting in the event of each and every Preferred

Distribution Default) and, if all accumulated distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series C Preferred Stock when they have the voting rights set forth in this Section 8(a) (voting together as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C Preferred Stock when they have the voting rights set forth in this Section 8(a) (voting together as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(b) Certain Voting Rights. So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Company, the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Series C Preferred Stock voting together as a single class with the holders of all outstanding shares of Parity Preferred Stock of any class or series upon which like voting rights have been conferred and with which holders of Series C Preferred Stock are entitled to vote together as a single class on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Company that materially and adversely affects the powers, special rights, preferences, privileges or voting power of the holders of the Series C Preferred Stock; provided, however, that the amendment of or supplement to the provisions of the Charter to authorize, create, increase or decrease the authorized amount of, or to issue Junior Stock, Series C Preferred Stock or any class of Parity Preferred Stock shall not be deemed to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the holders of Series C Preferred Stock;

(ii) The authorization, creation of, increase in the authorized amount of, or issuance of shares of any class or series of stock ranking senior in preference or priority to the Series C Preferred Stock with respect to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding-up or any security convertible or exchangeable into shares of any class or series of shares ranking senior in preference or priority to the Series C Preferred Stock with respect to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding-up (whether or not such class or series of shares ranking senior in preference or priority to the Series C Preferred Stock is currently authorized); or

(iii) The consolidation, merger into or with, or conveyance, transfer or lease of the Company’s assets substantially as an entirety, to any corporation or other entity in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the holders of the Series C Preferred Stock; provided, however, that with respect to the occurrence of a merger, consolidation or a sale, transfer or lease of all of the Company’s assets as an entirety, so long as (a) the Company is the surviving entity and the Series C Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series C Preferred Stock other preferred stock having substantially the same terms and same rights as the Series C Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding up, then the occurrence of any such event shall not be deemed to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the holders of the Series C Preferred Stock;

provided, however, that no such vote of the holders of Series C Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such shares ranking senior to the Series C Preferred Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all outstanding Series C Preferred Stock to the extent such redemption is authorized by Section 5 herein.

For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Series C Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred shares of the Company shall have the right to vote with the Series C Preferred Stock as a single class on any matter, then the Series C Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $2,500.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Series C Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any action by the Company.

Section 9. Information Rights. During any distribution period (other than a distribution period during which any shares of Series C Preferred Stock are redeemed pursuant to Section 5 hereof which shall end on and include the Redemption Date with respect to the Series C Preferred Stock being redeemed) in which the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and any shares of Series C Preferred Stock are outstanding, the Company will (i) transmit by mail or other permissible means under the Exchange Act to all holders of any Series C Preferred Stock, without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Company would have been required to file with the Securities and Exchange Commission (“SEC”), pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such rules (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series C Preferred Stock. The Company will mail (or otherwise provide) the reports to the holders of the Series C Preferred Stock within 15 days after the respective dates by which the Company would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

Section 10. Ownership and Transfer Restrictions. The Series C Preferred Stock shall be subject to the provisions of Article VII of the Charter.

Section 11. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Series C Preferred Stock.

Section 12. No Preemptive Rights. No holders of the Series C Preferred Stock shall, as such holder, have any preemptive rights to purchase or subscribe for shares of stock of the Company or any other security of the Company which it may issue or sell.

Section 13. Registration as Depositary Shares. Shares of Series C Preferred Stock shall be registered in the form of Depositary Shares representing a one-one hundredth fractional interest in a share of Series C Preferred Stock (“Depositary Shares”) on, and subject to, such terms and conditions as may be provided for in any agreement binding upon the Company (whether directly or through merger with any other corporation).

FOURTH: The Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall become effective at 12:01 a.m. (Eastern Time) on September 14, 2012.

SEVENTH: The undersigned Senior Vice President of Finance and Treasurer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President of Finance and Treasurer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

Exhibit 3.2

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President of Finance and Treasurer and attested to by its Senior Vice President, General Counsel and Secretary, on this 11th day of September, 2012.

EQUITY LIFESTYLE PROPERTIES, INC.

By:	/s/ Paul Seavey
Name: Paul Seavey Title: Senior Vice President of Finance and Treasurer

[SEAL]

ATTEST:

/s/ Kenneth A. Kroot

Senior Vice President, General Counsel and Secretary

The undersigned Senior Vice President of Finance and Treasurer of Equity LifeStyle Properties, Inc., who executed on behalf of the corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation the foregoing Articles Supplementary to be the corporate act of said corporation and hereby certifies that the matter and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:	/s/ Paul Seavey
Name: Paul Seavey Title: Senior Vice President of Finance and Treasurer